INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-92041 and 333-49930 of World Wrestling Federation Entertainment, Inc. on Form S-8 and S-3, respectively, of our report dated June 20, 2001, appearing in this Annual Report on Form 10-K of World Wrestling Federation Entertainment, Inc. for the year ended April 30, 2001.

/s/ Deloitte and Touche LLP
Stamford, Connecticut

July 27, 2001